SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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STM WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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STM WIRELESS, INC.
One Mauchly
Irvine, California 92618-2305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 12, 2002

TO THE STOCKHOLDERS OF STM WIRELESS, INC.:

The 2002 Annual Meeting of Stockholders of STM Wireless, Inc. (the “Company”) will be held at the Company’s corporate headquarters at One Mauchly, Irvine, California 92618, on December 12, 2002, at 10:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

(1)	To elect the following six (6) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

Frank T. Connors	Dr. Ernest U. Gambaro	John P. Murray
Emil Youssefzadeh	Ronald L. Askew	Walter L. Stender

(2)	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 29, 2002, will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
Emil Youssefzadeh
President and Chief Executive Officer

November 19, 2002

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

STM WIRELESS, INC.
One Mauchly
Irvine, California 92618-2305

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of STM Wireless, Inc., a Delaware corporation (the “Company”), for use at its 2002 Annual Meeting of Stockholders (“Annual Meeting”) to be held on December 12, 2002, at 10:00 A.M., at One Mauchly, Irvine, California 92618. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about November 19, 2002. The Company has retained the services of U.S. Stock Transfer Corporation to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services are $15,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

Holders of shares of Common Stock of the Company (“stockholders”) who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, STM Wireless, Inc., One Mauchly, Irvine, California 92618-2305 in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted “FOR” the nominees for election of directors named in this Proxy Statement, and “FOR” the ratification of KPMG LLP as the Company’s independent auditors.

VOTING SECURITIES

The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on October 29, 2002 (the “Record Date”) will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 7,168,325 shares of Common Stock and no shares of the Company’s preferred stock, $0.001 par value, outstanding and entitled to vote. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to voting, and the stockholder has given notice, at the meeting and prior to commencement of voting, of such stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

PROPOSAL ONE

ELECTION OF DIRECTORS

Currently, there are six (6) members of the Board of Directors. Directors are elected at each annual stockholders’ meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six (6) nominees named below. All of the nominees are presently directors of the Company.

If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Under Delaware law, the six (6) nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to “Withhold Authority,” which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

The names and certain information concerning the six (6) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Name	Age	Position with the Company
Frank T. Connors	68	Chairman of the Board
Emil Youssefzadeh	49	President, Chief Executive Officer and Director
Dr. Ernest U. Gambaro	63	Director
Ronald L. Askew	59	Director
John P. Murray	51	Director
Walter L. Stender	48	Director

Frank T. Connors, 68, has been a director of the Company since June 1988, and served as its Chairman of the Board of Directors since September 1999 and from June 1988 to September 1993, and as its Chief Executive Officer from June 1988 to January 1991. From March 1999 to September 1999, Mr. Connors served as acting President of the Company. From January 1998 to January of 1999, Mr. Connors served as President of Direc-To-Phone International, Inc., now SkyOnline, Inc., the Company’s former majority-owned services subsidiary. From October 1994 to January 1998, Mr. Connors was Executive Vice President of the Company. From December 1982 to January 1988, Mr. Connors was the Chief Executive Officer of Doelz Networks, a manufacturer of packet switching equipment. From 1979 to 1981, Mr. Connors was Group Vice President of Northern Telecom’s Computer Systems Group. Mr. Connors is currently a director of DISC, Inc. (NASDAQ NMS: DCSR), an optical computer storage manufacturing company located in Northern California.

Emil Youssefzadeh, 49, is the founder of the Company and has been a director of the Company since January 1982. He has served as the Company’s Chief Executive Officer from January 1982 to June 1988 and since January 1991. Mr. Youssefzadeh has also served as President of the Company from January 1982 to January 1998 and since September 1999. From January 1979 until founding the Company, Mr. Youssefzadeh was a satellite research engineer with Hughes Aircraft Company where his projects included design of satellite communications systems and satellite earth stations. He also was a member of the team for communications system engineering for the Intelsat VI spacecraft.

Dr. Ernest U. Gambaro, 63, has been a director of the Company since March 1997. In 1988, Dr. Gambaro directed the formation of Infonet Services Corp. (NYSE: IN), a provider of cross-border managed data communications services to multinational corporations worldwide, and served as its Senior Vice President, General Counsel and Secretary until his retirement in October 2000. Prior to 1988, Dr. Gambaro was Assistant General Counsel for Computer Sciences Corporation, focusing on the company’s international, acquisition and divestiture activities. Between 1962 and 1975, Dr. Gambaro directed programs at The Aerospace Corporation relating to the conceptual definition and implementation of advanced technology systems for space.

Ronald L. Askew, 59, has been a director of the Company since August 2002. Mr. Askew is currently the Founder and Chief Executive Officer of Askew Kabala and Company, an investment banking and financial services consulting firm. From 1999 to 2002, Mr. Askew was a Managing Director and Partner of Harkin Investment Banking, a prominent West Coast investment-banking firm and from 1995 to 1998 was Executive Vice President of Benefit Capital Company, an Orange County, California based investment-banking firm. From 1990 to 1994, Mr. Askew was Chairman of the Board, President and Chief Executive Officer of Pacific Inland Bank, a regional business bank headquartered in Orange County, California.

John P. Murray, 51, has been a director of the Company since August 2002. From 1997 to 2001, Mr. Murray was President and CEO of MicroSensors, a wholly owned subsidiary of Irvine Sensors (NASDAQ: SC:IRSN). From 1994 to 1997, Mr. Murray served as Senior Vice President and General Manager for Linkatel Pacific, a partnership of Time Warner and the Providence Journal formed to build fiber optic networks and delivery systems for the telecommunications industry. Mr. Murray has served in senior sales and marketing roles in the pulp/paper, computer, and telecommunications industries.

Walter L. Stender, 48, has been a director of the company since August 2002. Mr. Stender is currently Chairman of the Board and CEO of Interactive Digital Sports, and a strategic consultant to the CEO and Chairman of the FEI Company, acting as the Chief Operating Officer of its European operations. From 1999 to 2000, Mr. Stender was the President and CEO of Savory Telecom, Inc., a development stage firm engaged in the production and marketing of proprietary telecommunications switching equipment. From 1997 to 1999, Mr. Stender was the CEO of Perix Industries, a company engaged in the design and manufacture of fluid handling and filtration systems. In addition, from 1993 to 1997, Mr. Stender was Chief Executive Officer at ITT Cannon International and prior to 1993, held various senior level positions with the Hughes Aircraft Company.

Other Executive Officers and Key Employees

Joseph J. Wallace, 42, has been Vice President-Finance and Chief Financial Officer of the Company since March 1997. From April 1994 to March 1997, Mr. Wallace was Corporate Controller of MAI Systems Corporation, a publicly held worldwide provider of total information system solutions. From 1990 to 1993, Mr. Wallace was Controller and Chief Financial Officer of Simmons Magee, PLC, a British based value added reseller of computer products and services.

James R. Luecke, 45, rejoined the Company in August 2000 as Chief Technology Officer. From January 1999 to August 2000, he was Vice President of Technology with WirelessHome, Inc. and was responsible as chief systems engineer for the development of a CDMA-based, point-to-multipoint broadband wireless system used for Internet access. From March 1993 until January 1999, Mr. Luecke held various positions with the Company, including Corporate Chief Scientist and was responsible as lead systems engineer for the development of the Company’s telephony products, including Subscriber Earth Station (SES). Mr. Luecke has authored/co-authored 14 IEEE conference publications, has five patents (which includes two pending), and has over 22 years experience in the wireless industry, primarily designing satellite communications systems and modem equipment.

Bernd Steinebrunner, 37, has been Vice President, Product Management and Sales Engineering since he joined the Company in September 1999. Prior to joining the Company, Mr. Steinebrunner spent 11 years at Bosch Telecom GmbH in Germany, where he held several positions including Supervisor of the Proposal Management Team.

David Bredendick, 35, joined the Company in 1996 and has served as its Vice President, Business Development since February 2000, and Regional Director, Asia from February 1996 to February 2000. Prior to joining the Company, Mr. Bredendick worked as a business development manager and system engineer at McDonnell Douglas.

Gregg Mead, 53, joined the Company in August 2000 as Vice President Manufacturing. From July 2000 until August 2001, he was Vice President, Manufacturing Operations for DigiScents, a start up company directed at introducing scents recognition interactively into computer games and other data exchanges. From 1998 through June 2000, Mr. Mead was Vice President of Operations for Excelsior Manufacturing, Inc., a contract manufacturer offering full turnkey services. From 1995 to 1998, he was Director of Operations of Peninsula Wireless Communications, a manufacturer of repeaters, micro-cells and RF communications products. Mr. Mead has also held positions with Logistix Inc. and Code-a-Phone, Inc.

Certain Relationships and Related Transactions

Emil Youssefzadeh, a member of the Company’s Board of Directors, is founder, a member of the Board of Directors and an 87.5% stockholder of BroadEdge, Inc., a satellite-based broadband provider offering high quality streaming media content, of which STM is currently a 12.5% stockholder. Although BroadEdge is not currently pursuing its business plan until business conditions improve, it is possible that the Company and BroadEdge may have common customers in the future. In addition, BroadEdge may not provide any products or services to any existing or prospective customer of the Company unless the opportunity is first waived by the Company. Further, any transaction between the Company and BroadEdge must be approved by a majority of the disinterested members of the Board of Directors. During the fiscal year ending December 31, 2001, the Company recovered reimbursable expenses of approximately $131,000 from BroadEdge and purchased fixed assets of $14,000 from BroadEdge.

Board Meetings and Attendance

The Board of Directors of the Company held ten (10) meetings during the fiscal year ended December 31, 2001. Each incumbent Director attended at least seventy-five percent (75%) of the meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Audit Committee is presently comprised of three (3) directors selected by the Board of Directors of the Company. The members of the Audit Committee are Ronald L. Askew, Walter L. Stender and Frank T. Connors. Prior to August 2002, the members of the Audit Committee were Louis B. Horwitz, Dr. Ernest U. Gambaro and Frank T. Connors. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company’s independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company’s books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit

Committee also makes recommendations to the Board of Directors with respect to the selection of the Company’s independent accountants. The Audit Committee held five (5) meetings during the fiscal year ended December 31, 2001.

The Compensation and Stock Option Committee is presently comprised of three (3) directors selected by the Board of Directors of the Company. From August 2002, the members of the Compensation and Stock Option Committee are Frank T. Connors, John P. Murray and Walter L. Stender. Prior to August 2002, the members of the Compensation and Stock Option Committee were Dr. Ernest U. Gambaro, Frank T. Connors and Louis B. Horwitz. The functions of the Compensation and Stock Option Committee include advising the Board of Directors on officer and employee compensation and administering the Company’s stock option plans. The Board of Directors, based on input from the Compensation and Stock Option Committee, establishes the annual compensation rates for the Company’s executive officers. The Compensation and Stock Option Committee held six (6) meetings during the fiscal year ended December 31, 2001.

The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company’s Board of Directors.

Compensation of Executive Officers

The following table sets forth compensation received for the three years ended December 31, 2001, by the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company serving at December 31, 2001 (collectively, the “Named Executive Officers”):

	Annual Compensation						Long-Term Option Awards (#)
Name and Principle Position	Year	Salary ($)	Bonus ($)		Other ($)
Emil Youssefzadeh	2001	265,400	150,000	(3)	33,020	(4)	0
President and Chief	2000	265,382	0		33,020	(4)	200,000
Executive Officer	1999	299,905	0		33,020	(4)	0

Joseph Wallace	2001	157,500	30,000	(3)	1,575	(5)
Vice President, Finance &	2000	155,916	0		1,487	(5)	0
Chief Financial Officer	1999	148,700	0		1,600	(5)	40,000

James R. Luecke(1)	2001	150,000	0		1,500	(5)
Chief Technology Officer	2000	51,923	0		0		25,000
	1999	15,705	0		1,404	(5)	0
Renato Goncalves Dias(6)	2001	130,000	0		1,300	(5)
Vice President,	2000	130,000	0		700	(5)	0
Latin American Sales	1999	125,000	0		1,300	(5)	23,000

Bernd Steinebrunner(2)	2001	119,808	0		1,198	(5)
Vice President, Product Management	2000	103,196	0		208	(5)	0
& Sales Engineering	1999	34,102	0		0		20,000

(1)	Mr. Luecke was employed with the Company through January 15, 1999. He rejoined the Company in August 2000.
(2)	Mr. Steinebrunner commenced employment with the Company in September 1999.
(3)	Represents bonus paid in connection with the sale of the Company’s remaining shares in DTPI in 2001.
(4)	Amounts represent automobile allowance and expenses paid by the Company for the benefit of Mr. Youssefzadeh.
(5)	Figures represent Company matches under the Company’s 401k plan.
(6)	Mr. Dias left the Company in July 2002.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of STM Wireless, Inc. stock options made during the fiscal year ended December 31, 2001, to each of the Named Executive Officers:

Name	Options Granted (No.)	% Total Options Granted to Employees In Fiscal Yr.	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Emil Youssefzadeh	0	0%	0	0	0	0
Joseph J. Wallace	0	0%	0	0	0	0
Jim Luecke	0	0%	0	0	0	0
Renato Goncalves Dias	0	0%	0	0	0	0
Bernd Steinebrunner	0	0%	0	0	0	0

The Company adopted the 2002 Stock Incentive Plan (“2002 Plan”) on November 2, 2001, which was approved by its stockholders in December 2001 and became effective January 1, 2002. The 2002 Plan authorizes the issuance of up to 500,000 shares of common stock in order to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, and other service providers.

The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 2001, by each of the Named Executive Officers and the year-end value of unexercised options:

Name	Shares Acquired on Exercise (No.)	Value Realized ($)	Number of Unexercised Options at Fiscal Year end (No.) Exercisable/ Unexercisable	Values of Unexercised In-the-Money Options at Fiscal End ($) Exercisable/ Unexercisable (1)
Emil Youssefzadeh	0	0	97,500/112,500	$0/$0
Joseph J. Wallace	0	0	45,000/20,000	$0/$0
James Luecke	0	0	5,000/15,000	$0/$0
Renato Dias	0	0	27,750/10,250	$0/$0
Bernd Steinebrunner	0	0	10,000/10,000	$0/$0

(1)
Value is based on fair market value of Common Stock as of December 31, 2001 stock market close minus the exercise price or base price of “in-the-money” options. The closing sales price for the Company’s Common Stock as of December 31, 2001 on the NASDAQ Stock Market was $1.40.

Directors’ Fees

Each of the outside directors receive an annual retainer at the rate of $15,000 for services rendered in his capacity as a director of the Company, except for Frank T. Connors who received $48,000 for his services as Chairman and K.C. Schaaf who waived any fees for his services in 2001 and through August 2002, when he was a director of the Company. Accordingly, during 2001, Mr. Connors received $48,000 and Dr. Ernest U. Gambaro and Louis B. Horwitz each received $15,000 for their services as outside directors of the Company. The Company’s outside directors were also reimbursed for expenses incurred for meetings of the Board of Directors, which they attended. In addition, the outside directors may earn additional compensation in the event they provide non-director related services to the Company. Such compensation will be awarded on a case-by-case basis and is not expected to be material in any period.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon its review of the copies of reporting forms furnished to the Company, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, executive officers and any persons holding 10% or more of the Company’s common stock with respect to the Company’s year ended December 31, 2001, were satisfied.

Security Ownership of Management and Certain Beneficial Owners

Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company’s common stock by (i) any person who was known by the Company to own more than 5% of the voting securities of the Company, (ii) each of the directors, (iii) each of the Named Executive Officers currently employed by the Company and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company’s Common Stock listed below have sole investment and voting power with respect to such shares, subject to applicable community property laws.

Five Percent Shareholders, Directors, Named Executive Officers and Directors and Executive Officers as a Group	Amount and Nature of Beneficial Ownership	Percent of Class
Emil Youssefzadeh(1)	1,192,345	15.9%
STM Wireless, Inc.
One Mauchly
Irvine, California 92618

Dimensional Fund Advisors, Inc.(2)	447,300	5.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Frank T. Connors(3)	248,050	3.3%

Dr. Ernest U. Gambaro(4)	50,000	*

Ronald L. Askew(5)	10,000	*

John P. Murray(5)	10,000	*

Walter L. Stender(5)	10,000	*

Joseph Wallace(6)	55,000	*

Bernd Steinebrunner(7)	10,000	*

James R. Luecke(7)	10,000	*

All directors and executive officers as a group (9 persons)(1)(3)(4)(5)(6)(7)	1,595,395	21.2%

*	Less than 1%

(1)
Includes 244,020 shares held by Shafigh Youssefzadeh, who is a brother of Emil Youssefzadeh, for which Emil Youssefzadeh has voting rights. Accordingly, Emil Youssefzadeh is deemed to share beneficial ownership of these shares. Further, includes 135,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(2)
According to a report filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 447,300 shares of common stock of the Company that are owned by the Funds. All such securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(3)	Inclusive of 90,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(4)	Inclusive of 50,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(5)	Inclusive of 10,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(6)	Inclusive of 55,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(7)	Inclusive of 10,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

Report of the Compensation and Stock Option Committee

The following report is submitted by the Compensation and Stock Option Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation and Stock Option Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 2001.

The Compensation and Stock Option Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company’s senior management and recommends new employee benefit plans and changes to existing plans to the Company’s Board of Directors. The Compensation and Stock Option Committee of the Company’s Board of Directors consists of three members. The Compensation and Stock Option Committee held six (6) meetings during the fiscal year ended December 31, 2001.

Compensation Policies and Objectives

In establishing and evaluating the effectiveness of compensation programs for executive officers and other employees of the Company, the Compensation and Stock Option Committee is guided by three basic principles:

•	The Company must offer competitive salaries to be able to attract and retain highly qualified and experienced executives and other management personnel.

•	Annual executive compensation in excess of base salaries should be tied to individual and Company performance.

•
The financial interests of the Company’s executive officers should be aligned with the financial interest of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company’s Common Stock.

Salaries and Employee Benefit Programs.   In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, and health care and other employee benefit programs, to its executives and other key employees that are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the local geographic area.

In recommending salaries for executive officers, the Compensation and Stock Option Committee (i) reviews the historical performance of the executives and (ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses, that have securities which are publicly traded, are included in the S&P Communication—Equipment Manufacturer Index

used in the Stock Performance Graph below. Another factor which is considered in recommending salaries of executive officers is the cost of living in Southern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

In order to retain qualified management personnel, the Company has followed the practice of seeking to promote executives from within the Company whenever practicable. The Board of Directors believes that this policy enhances employee morale and provides continuity of management. Typically, modest salary increases are made in conjunction with such promotions.

Performance-Based Compensation.  The Board of Directors believes that the motivation of executives and key employees increases as the market value of the Company’s common stock increases. Nevertheless, the Company provides a merit bonus in cash or stock options to executives and key employees which is dependent on the Company’s achievements and the direct contributions made by each executive and other key employees. Accordingly, at the beginning of each fiscal year, the Company establishes short term and long term plans, and at the end of the fiscal year, the collective and individual contributions of the executives to the Company’s achievements are evaluated. Cash bonuses are awarded if the Company achieves or exceeds the earnings goal established for the fiscal year and are limited, subject to extraordinary exceptions, to amounts ranging from five percent (5%) to fifty percent (50%) of an executive’s base salary.

The earnings goal is established on the basis of the annual operating plan developed by management and approved by the Board of Directors. The annual operating plan, which is designed to maximize profitability within the constraints of economic and competitive conditions, some of which are outside the control of the Company, is developed on the basis of (i) the Company’s performance for the prior fiscal year; (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating costs and cost savings that management believes can be realized; (iv) competitive conditions faced by the Company; and (v) additional expenditures beyond prior fiscal years in expansion or research and development toward growth of the Company’s business in future fiscal years. By taking all of these factors into account, including market conditions, the earnings goal in the annual operating plan is determined.

In certain instances, bonuses are awarded not only on the basis of the Company’s overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for any executive’s efforts in achieving greater than anticipated cost savings, or completing a new product on target.

As a result of this performance-based merit bonus program, executive compensation, and the proportion of each executive’s total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company’s profitability increases.

Stock Options and Equity-Based Programs.  In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options to its executive officers and other key employees on a periodic basis, taking into account the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company’s common stock, which directly benefit all stockholders. Moreover, the Compensation and Stock Option Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative annual installments, generally over a three to five-year period. The Compensation and Stock Option Committee believes that this feature of the option grants not only provides an incentive for executive officers to remain in the employ of the Company, but also makes longer-term growth in share prices important for the executives who receive stock options.

Fiscal Year 2001 Compensation

The salaries of the Named Executive Officers generally did not increase in 2001 over the salaries paid in fiscal 2000 except for Bernd Steinebrunner, whose salary increased from $110,000 to $125,000 per annum effective September 2001. Since the Company did not meet the earnings goals established for the year, no bonus payments were made to any of the Named Executive Officers for the year ended December 31, 2001, with the following exceptions. Emil Youssefzadeh and Joseph J. Wallace each received special merit bonuses in connection with their role in the sale of the remaining shares in DTPI.

The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company’s executive officers for fiscal 2001 will exceed the $1 million limit per officer. The Company’s 2002 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

The Compensation Committee of the
Board of Directors
Dr. Ernest U. Gambaro
Frank T. Connors
Louis B. Horwitz

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report with respect to the Company’s audited financial statements for the year ended December 31, 2001:

The Board has determined that each member of the Audit Committee is “independent” as defined in the listing standards of the National Association of Securities Dealers except Frank T. Connors, where it was deemed by the Board to be in the best interest of the Company and its stockholders for Mr. Connors to be a member of the Audit Committee. Mr. Connors does not meet the definition of independence because he was the President of the Company from March 1999 to September 1999 and the President of SkyOnline, Inc., the Company’s former majority owned subsidiary, from January 1998 to January 1999. The Board has determined, in its business judgment, that Mr. Connors’ former relationship with the Company does not interfere with his ability to exercise independent judgment.

As noted in the Audit Committee Charter, management is responsible for preparing the Company’s financial statements. The Company’s independent auditors, KPMG, LLP, are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by KPMG, LLP.

The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and KPMG, LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from KPMG, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of receiving nonaudit services from KPMG, LLP with maintaining the KPMG, LLP’s independence, and has discussed with KPMG, LLP their independence from the Company.

The Audit Committee has also considered whether the services and fees of KPMG LLP other than those rendered in connection with the annual audit and quarterly interim reviews of the Company’s financial statements are compatible with maintaining the independence of KPMG LLP. The services and fees of KPMG LLP for 2001 were:

•	Audit Fees — $121,000

•	Financial Information Systems Design and Implementation Fees — $0

•	All Other Fees:

-	Tax compliance and tax advise — $23,500

-	Employee Benefit Plan Audit — $10,000

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

The Audit Committee of the Board of Directors
Louis B. Horwitz
Dr. Ernest U. Gambaro
Frank T. Connors

Compensation Committee Interlocks and Insider Participation

The Compensation and Stock Option Committee of the Company’s Board of Directors consists of three members and during the fiscal year ended December 31, 2001 comprised of Dr. Ernest U. Gambaro, Frank T. Connors and Louis B. Horwitz. Mr. Connors served as acting President of the Company from March 1999 to September 1999 and President of SkyOnline from January 1998 to January 1999.

Stock Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on the Company’s common stock with the cumulative total return of the S&P Communications-Equipment/Manufacturer Index and the NASDAQ Stock Market—US Index for the period commencing December 31, 1996 and ending on December 31, 2001.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG STM WIRELESS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P TELECOMMUNICATIONS EQUIPMENT INDEX

*$100 invested on 12/31/96 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Each of the Report of the Compensation and Stock Option Committee and the Performance Graph is not “soliciting material”, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2002, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

KPMG LLP has audited the Company’s financial statements annually since fiscal year 1991. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2003 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than July 22, 2003, in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, Rule 14a-4(c) provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to the Company’s 2003 Annual Meeting of Stockholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by October 5, 2003, the management proxies will be allowed to use their discretionary authority as outlined above.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors
Emil Youssefzadeh
President and Chief Executive Officer

November 19, 2002

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2001, is being mailed concurrently with this Proxy Statement to all stockholders of record as of October 29, 2002. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, STM WIRELESS, INC., ONE MAUCHLY, IRVINE, CALIFORNIA 92618.

STM WIRELESS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING—DECEMBER 12, 2002

The undersigned stockholder of STM Wireless, Inc. (the “Company”) acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated November 19, 2002, and the undersigned revokes all prior proxies and appoints Emil Youssefzadeh, Frank Connors and Joe Wallace, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 1 Mauchly, Irvine, CA 92618 at 10:00 a.m. on December 12, 2002 and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX NOMINEES FOR DIRECTOR.

(continued on reverse side)

ê DETACH PROXY CARD HERE ê

Please mark your votes as in this example: ☒

1.	ELECTION OF SIX DIRECTORS:
	Nominees: Emil Youssefzadeh, Frank T. Connors, Dr. Ernest U. Gambaro, Ronald L. Askew, John P. Murray and Walter L. Stender.	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
Exceptions:
2.	Ratification of appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

Dated: , 2002
Signature
Signature if held jointly
Please Mark, Sign, Date and Mail This Proxy Card Promptly Using the Enclosed Envelope.

é Please Detach Here é
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope